Exhibit D(18)

AMENDED AND RESTATED

INVESTMENT MANAGEMENT AGREEMENT

for MML Income & Growth Fund

This Amended and Restated INVESTMENT MANAGEMENT AGREEMENT (the “Management Agreement”), dated as of December 15, 2011, is between Massachusetts Mutual Life Insurance Company, a mutual life insurance company organized under the laws of the Commonwealth of Massachusetts (the “Manager”), and MML Series Investment Fund, a Massachusetts business trust (the “Trust”), on behalf of its series MML Income & Growth Fund (the “Fund”).

WHEREAS, the Trust is an open-end management investment company registered as such with the Securities and Exchange Commission (the “Commission”) pursuant to the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Manager is an investment adviser registered with the Commission as such under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, the Trust, on behalf of the Fund, and the Manager wish to enter into an investment management agreement whereby the Manager will (1) perform certain investment management services for the Fund, (2) perform administrative functions relating to the Fund, and (3) assume certain expenses of the Fund;

WHEREAS, the Trust and the Manager wish to amend and restate the Investment Management Agreement between them originally dated May 1, 2006;

NOW THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the Trust and the Manager hereby agree as follows:

1. General Provision.

(a) The Trust hereby employs the Manager and the Manager hereby undertakes to act as the investment manager and administrator of the Fund, to provide investment advice and to perform for the Fund such other duties and functions as are hereinafter set forth, in each case in accordance with:

(i) the provisions of the 1940 Act, the Advisers Act and any rules or regulations thereunder;

(ii) any other applicable provisions of state or federal law;

(iii) the provisions of the Agreement and Declaration of Trust and By-Laws of the Trust as amended from time to time (collectively referred to as the “Trust Documents”);

(iv) policies and determinations of the Board of Trustees of the Trust;

(v) (in its capacity as investment manager) the fundamental and non-fundamental policies and investment restrictions of the Fund as reflected in the Trust’s registration statement or as such policies may, from time to time, be amended by the Board of Trustees, or where necessary, by the Fund’s shareholders; and/or

(vi) the Prospectus and Statement of Additional Information of the Fund in effect from time to time.

The appropriate officers and employees of the Manager shall be available upon reasonable notice for consultation with any of the Trustees and officers of the Trust and the Trust with respect to any matter dealing with the business and affairs of the Fund.

2. Investment Management Services.

(a) General. The Manager shall, subject to the direction and control of the Trust’s Board of Trustees (i) (except to the extent an investment subadviser (each, a “Subadviser”), as defined below, has been retained in respect of some or all of the assets of the Fund) furnish continuously an investment program for the Fund and make investment decisions on behalf of the Fund and place all orders for the purchase and sale of portfolio securities; and (ii) provide reports on the foregoing to the Board of Trustees at each Board meeting.

(b) Subadvisers. In any case where a Subadviser has been retained in respect of some or all of the assets of the Fund as contemplated by Section 13 below, the Manager shall take the following actions in respect of the performance by the Subadviser of its obligations in respect of the Fund:

-	perform periodic detailed analysis and review of the performance by the Subadviser of its obligations to the Fund, including without limitation a review of the Subadviser’s investment performance in respect of the Fund and in respect of other accounts managed by the Subadviser with similar investment strategies;
-	prepare and present periodic reports to the Board of Trustees regarding the investment performance of the Subadviser and other information regarding the Subadviser, at such times and in such forms as the Board of Trustees may reasonably request;
-	review and consider any changes in the personnel of the Subadviser responsible for performing the Subadviser’s obligations and make appropriate reports to the Board of Trustees;
-	review and consider any changes in the ownership or senior management of the Subadviser and make appropriate reports to the Board of Trustees;
-	perform periodic in-person or telephonic diligence meetings with representatives of the Subadviser;
-	assist the Board of Trustees and management of the Trust in developing and reviewing information with respect to the initial approval of the subadvisory agreement with the Subadviser and annual consideration of the agreement thereafter;
-	at the request of the Board of Trustees, prepare recommendations with respect to the continued retention of any Subadviser or the replacement of any Subadviser;
-	at the request of the Board of Trustees, identify potential successors to or replacements of any Subadviser or potential additional Subadvisers, perform appropriate due diligence, and develop and present to the Board of Trustees a recommendation as to any such successor, replacement, or additional Subadviser;
-	designate and compensate from its own resources such personnel as the Manager may consider necessary or appropriate to the performance of its services hereunder; and
-	perform such other review and reporting functions as the Board of Trustees shall reasonably request consistent with this Management Agreement, the applicable subadvisory agreement, and applicable law.

The Manager shall perform the obligations hereunder relating generally to the investment program of the Fund that have not been delegated to any Subadviser.

(c) Other advisory services. In addition, the Manager shall provide advice and recommendations to the Board of Trustees, and perform such review and oversight functions as the Board of Trustees may reasonably request, as to the continuing appropriateness of the investment objective, strategies, and policies of the Fund, valuations of portfolio securities, and other matters relating generally to the investment program of the Fund.

3. Administrative services.

(a) The Manager shall, subject to the direction and control of the Trust’s Board of Trustees, provide, or provide for, services required for the administration of the Trust and the Fund. The Trust and the Manager will determine the precise administrative services to be provided by the Manager from time to time, but such services will generally include accounting, shareholder servicing, and transfer agency services.

(i)	Services to be provided by the Manager will include the following:

-	maintain office facilities (which may be in the offices of the Manager or a corporate affiliate but shall be in such location as the Trust reasonably determines);
-	furnish statistical and research data, clerical services, and stationery and office supplies;
-	compile data for, prepare for execution by the Fund, and file all the Fund’s federal and state tax returns and required tax filings other than those required to be made by the Fund’s custodian or transfer agent;
-	prepare compliance filings pursuant to state securities laws with the advice of the Trust’s counsel;
-	prepare the Trust’s annual and semi-annual reports to shareholders and amendments to its Registration Statements (on Form N-1A or any successor thereto);
-	compile data for, prepare, and file timely notices to the Commission required pursuant to Rule 24f-2 under the 1940 Act;
-	determine the daily pricing of the portfolio securities and computation of the net asset value and the net income of the Fund in accordance with the Prospectus, resolutions of the Trust’s Board of Trustees, and the procedures adopted from time to time by the Trust;
-	keep and maintain the financial accounts and records of the Fund and provide the Trust with certain reports, as needed or reasonably requested by the Fund;
-	perform customary fund accounting services for the Fund; and
-	generally assist in all aspects of the operations of the Fund, except as otherwise contemplated by this Management Agreement.

(ii)	For clarity, the Manager shall not be required to perform the following services:

-	those performed by the custodian for the Fund;
-	those performed by the distributor(s) of the Fund’s shares;
-	those provided by the Fund’s legal counsel;
-	those performed by the independent public accountants for the Trust; and
-	those provided by the Trust’s independent Trustees.

(b) The Manager may in its discretion, subject to approval by the Trust’s Board of Trustees, delegate or subcontract some or all of the Manager’s duties under this Section 3 to one or more affiliated or unaffiliated entities (each, a “Sub-Administrator”). So long as the Manager meets the standard of care set out in Section 12 below in the retention and periodic review of the Sub-Administrator’s capabilities and performance, the Manager shall have no liability to the Fund or any of its shareholders or to any other person for the failure or refusal of any Sub-Administrator to perform its obligations in respect of the Fund, including without limitation any mistake or error of judgment on the part of the Sub-Administrator or any employee or agent of the Sub-Administrator or any failure by the Sub-Administrator to comply with applicable law, the applicable sub-administration agreement, any policies or procedures of the Fund, or any instructions from the Board of Trustees or the Manager.

(c) All records pertaining to the operation and administration of the Trust and the Fund (whether prepared by the Manager or supplied to the Manager by the Trust or the Fund) are the property and subject to the control of the Trust. In the event of the termination of this Management Agreement, all such records in the possession of the Manager shall be promptly turned over to the Trust free from any claim or retention of rights, provided that the Manager may keep copies thereof in its discretion. All such records shall be deemed to be confidential in nature and the Manager shall not disclose or use any records or information obtained pursuant to this Management Agreement in any manner whatsoever except as expressly authorized by the Trust or as required by federal or state regulatory authorities. The Manager shall submit to all regulatory and administrative bodies having jurisdiction over the operations of the Manager or the Trust, present or future, any information, reports, or other material obtained pursuant to this Management Agreement which any such body may request or require pursuant to applicable laws or regulations.

4. Services to others. Nothing in this Management Agreement shall prevent the Manager or any officer thereof from acting as investment adviser or subadviser or administrator or sub-administrator for any other person, firm or corporation and shall not in any way limit or restrict the Manager or any of its directors, officers, members, stockholders, or employees from buying, selling, or trading any securities for its or their own accounts or for the account of others for whom it or they may be acting.

5. Officers of the Trust. The Manager shall, at its own expense, provide employees of the Manager to serve as officers of the Trust as the Board of Trustees may request. The Manager and the Board of Trustees may from time to time agree that the expense of certain officers of the Trust who may also be employees of the Manager, including without limitation the Chief Compliance Officer of the Trust and any Assistant Chief Compliance Officers, will be borne in part by the Trust and in part by the Manager or entirely by the Trust.

6. Expenses. The Manager shall, except as the Manager and the Fund may otherwise agree, pay all of its own costs and expenses incurred in performing its obligations hereunder, including without limitation the fees and expenses of any Subadviser or Sub-Administrator, but shall not otherwise be obligated to pay any expenses of or for the Trust or the Fund not expressly assumed by the Manager pursuant to this Management Agreement.

7. Duties of the Trust.

The Trust shall provide the Manager with the following information about the Fund:

(a) cash flow estimates on request;

(b) notice of the Fund’s “investable funds” by 9:00 a.m. each business day; and

(c) as they are modified, from time to time, current versions of the documents and policies referred to in Subsections (a)(iii), (iv), (v), and (vi) of Section 1 hereof, above.

8. Compensation of the Manager.

The Trust agrees to pay the Manager and the Manager agrees to accept as full compensation for the performance of all functions and duties on its part to be performed pursuant to the provisions hereof, a fee at the annual rate of 0.65% of the average daily net asset value of the Fund, determined at the close of the

New York Stock Exchange on each day that the Exchange is open for trading and paid on the last day of each month. The Trust hereby agrees with the Manager that any entity or person associated with the Manager which is a member of a national securities exchange is authorized to effect any transaction on such exchange for the account of the Trust and any Fund which is permitted by Section 11(a) of the Securities Exchange Act of 1934, as amended, and Rule 11a2-2(T) thereunder, and the Trust hereby consents to the retention of compensation for such transactions in accordance with Rule 11a2-2(T)(a)(2)(iv).

9. Portfolio Transactions and Brokerage.

(a) The Manager is authorized, in arranging the purchase and sale of the Fund’s publicly-traded portfolio securities, to employ or deal with such members of securities exchanges, brokers or dealers (hereinafter “broker-dealers”), including broker-dealers that are affiliated persons of the Fund or the Manager, as that term is defined in the 1940 Act, as may, in its best judgment, implement the policy of the Fund to obtain the best execution of the Fund’s portfolio transactions.

(b) The Manager may effect the purchase and sale of securities in private transactions on such terms and conditions as are customary in such transactions, may use a broker to effect said transactions, and may enter into a contract in which the broker acts either as principal or as agent.

(c) The Manager shall select broker-dealers to effect the Fund’s portfolio transactions on the basis of its estimate of their ability to obtain best execution of particular and related portfolio transactions. The abilities of a broker-dealer to obtain best execution of particular portfolio transaction(s) will be judged by the Manager on the basis of all relevant factors and considerations including, insofar as feasible, the execution capabilities required by the transaction or transactions; the ability and willingness of the broker-dealer to facilitate the Fund’s portfolio transactions by participating therein for its own account; the importance to the Fund of speed, efficiency, or confidentiality; the broker-dealer’s apparent familiarity with sources from or to whom particular securities might be purchased or sold; as well as any other matters relevant to the selection of a broker-dealer for particular and related transactions of the Fund. Subject to such policies as the Trustees may determine, the Manager shall not be deemed to have acted unlawfully or to have breached any duty created by this Management Agreement or otherwise solely by reason of its having caused the Fund to pay a broker or dealer that provides brokerage and research services to the Manager an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Manager determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Manager’s overall responsibilities with respect to the Fund and to other clients of the Manager as to which the Manager exercises investment discretion.

(d) In any case where a Subadviser has been retained in respect of some or all of the assets of the Fund as contemplated by Section 13 below, the Manager shall report periodically to the Board of Trustees as to the brokerage activities of the Subadviser in respect of the Fund, at such times and in such format as the Board of Trustees may reasonably specify.

10. Duration.

Unless terminated earlier pursuant to Section 11 hereof, this Management Agreement shall continue in effect from year to year, so long as such continuance shall be approved at least annually by the Trust’s Board of Trustees or by the holders of a majority of the outstanding voting securities of the Fund, and in either case by a majority of the Trustees of the Trust who are not parties to this Management Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

11. Termination and Amendment.

This Management Agreement shall terminate automatically upon its assignment; it may also be terminated without penalty: (i) at any time for cause or by agreement of the parties or (ii) by either party upon sixty days’ written notice to the other party.

This Management Agreement may be amended at any time by mutual consent of the parties, provided that such consent on the part of the Fund shall have been approved by the vote of the majority of the Trustees of the Trust who are not parties to this Management Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval and by the holders of a majority of the outstanding voting securities of the Fund, if such approval is required by the 1940 Act or the rules and regulations thereunder.

12. Standard of Care; Limitation of Liability; Reliance; etc.

(a) Standard of Care. Notwithstanding any other provisions of this Management Agreement, in the absence of willful misfeasance, bad faith, or gross negligence on the part of the Manager, or reckless disregard of its obligations and duties hereunder, the Manager, including its officers, directors, and partners, shall not be subject to any liability to the Trust or the Fund, or to any shareholder, officer, director, partner, or Trustee thereof, for any act or omission in the course of, or connected with, rendering services hereunder.

(b) Valuation. In computing the net asset value of the Fund, the Manager may rely in good faith upon information furnished to it in respect of (i) the manner of accrual of the liabilities of the Fund and in respect of liabilities of the Fund not appearing on its books of account of the Fund, (ii) reserves, if any, authorized by the Board of Trustees or that no such reserves have been authorized, (iii) the source of the quotations to be used in computing the net asset value, (iv) the value to be assigned to any security for which no price quotations are available, and (v) the method of computation of the public offering price on the basis of the net asset value of the shares, and the Manager shall not be responsible for any loss occasioned by such reliance, or for any good faith reliance on any quotations received from a source pursuant to (iii) above.

(c) Legal Advice. On issues that are legal in nature, the Manager will be entitled to receive and act upon the advice of legal counsel of its own selection, which can be counsel for the Trust, and will be without liability for any action taken or thing done or omitted to be done in accordance with this Management Agreement in good faith conformity with such advice. On issues that are related to financial accounting matters, the Manager will be entitled to receive and act upon the advice of the Trust’s independent public accountants.

(d) Good Faith Reliance. The Manager will be protected and not be liable, and will be indemnified and held harmless, for any action reasonably taken or omitted to be taken by it in its capacity as investment adviser in reasonable reliance upon any document, certificate, or instrument which it reasonably believes to be genuine and to be signed or presented by the proper person or persons.

(e) Damages. Notwithstanding anything in this Management Agreement to the contrary, in no event shall the Manager or the Trust be liable to the other, or to any third party, for special, punitive or consequential damages arising, directly or indirectly from this Management Agreement, even if said party has been advised by the other party of the possibility of such damages.

(f) Acts of God. In the event either party is unable to perform its obligations under the terms of this Management Agreement, despite having taken commercially reasonable precautions, because of acts of God, interruption of electrical power or other utilities, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable to the other for any damages resulting from such failure to perform or otherwise from such causes. The Manager and the Trust shall notify each other as soon as reasonably possible following the occurrence of an event described in this subsection.

13. Investment Subadvisory Contracts.

(a) Subject to the provisions of the Agreement and Declaration of Trust and the 1940 Act, the Manager, at its expense, may, in its discretion, subject to approval by the Trust’s Board of Trustees and, if required by applicable law, the Trust’s shareholders, select and contract with one or more Subadvisers for the Fund with respect to all or a portion of the Fund’s assets. If the Manager retains a Subadviser hereunder, then unless otherwise provided in the applicable subadvisory agreement, the Subadviser (and not the Manager) shall have the obligation (as to the portion of the Fund’s assets for which it acts as subadviser) of furnishing continuously an investment program and determining which securities will be purchased or sold for the Fund, and what portion may be held uninvested, and placing all orders for the purchase and sale of portfolio securities for the Fund and selecting broker-dealers in connection therewith.

(b) The Manager’s obligations to a Fund in respect of the performance by any Subadviser of its obligations in respect of the Fund shall be only those obligations set out in Section 2(b) of this Management Agreement and the applicable subadvisory agreement. Without limiting the generality of the foregoing, the Manager shall have no liability to the Fund or any of its shareholders or to any other person for the failure or refusal of any Subadviser to perform its obligations in respect of the Fund, including without limitation any mistake or error of judgment on the part of the Subadviser or any employee or agent of the Subadviser or any failure by the Subadviser to comply with applicable law, the applicable subadvisory agreement, any investment objective or policies of the Fund, or any instructions from the Board of Trustees or the Manager.

14. Disclaimer of Shareholder Liability.

A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of State of the Commonwealth of Massachusetts, and notice is hereby given that this Management Agreement is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of this Management Agreement are not binding upon any of the Trustees or shareholders individually but are binding only upon the assets and property of the Fund.

15. Notice.

Any notice under this Management Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party at the addresses below or such other address as such other party may designate for the receipt of such notice.

If to the Manager:	Massachusetts Mutual Life Insurance Company
1295 State Street
Springfield, MA 01111
Attention: Eric Wietsma
Senior Vice President

If to the Trust:	MML Series Investment Fund
1295 State Street
Springfield, MA 01111
Attention: Andrew M. Goldberg
Vice President, Secretary and Chief Legal Officer

16. Use of Name by the Trust.

The Trust and the Fund recognize the Manager’s ownership and control of the initials “MML” and agree that their right to use such initials is non-exclusive and can be terminated by the Manager at any time. The right of the Trust and the Fund to use of such initials will automatically be terminated if at any time none of the Manager or any subsidiary or affiliate of the Manager is investment manager for the Fund, and the Trust and the Fund agree to cease the use of such initials at and after such time.

17. Governing Law.

This Management Agreement and all performance hereunder will be governed by the laws of the Commonwealth of Massachusetts, without giving effect to principles of conflicts of laws.

18. Defined Terms.

For the purposes of this Management Agreement, the terms “affiliated person,” “interested person,” “assignment,” and “majority of the outstanding voting securities” shall have their respective meanings defined in the 1940 Act, subject, however, to such rules, exemptions, and interpretations as may be adopted, granted, or published by the Commission from time to time.

IN WITNESS WHEREOF, the Trust and the Manager have caused this Management Agreement to be executed on the day and year first above written.

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By:	/s/ Eric Wietsma
Eric Wietsma
Senior Vice President

MML SERIES INVESTMENT FUND on behalf of MML INCOME & GROWTH FUND

By:	/s/ Nicholas Palmerino
Nicholas Palmerino
CFO and Treasurer